(j)(1)

[DECHERT LLP LETTERHEAD]

September 26, 2014

Voya Separate Portfolios Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

Re: Voya Separate Portfolios Trust

(File Nos. 333-141111 and 811-22025)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 46 to the Registration Statement under the Securities Act of 1933, as amended (“1933 Act”), of Voya Separate Portfolios Trust.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP